UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2005

STERLING GROUP VENTURES, INC.
(Exact name of registrant as specified in its charter)

NEVADA	333-97187	72-1535634
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

900 -789 WEST PENDER STREET,
VANCOUVER, B.C., CANADA	V6C 1H2
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (604) 893-8891

n/a
(Former name or former address, if changes since last report)

Section 1 – Registrant’s Business and Operations

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 5, 2005, Sterling Group Ventures, Inc. (“Sterling Group”), through its wholly-owned subsidiary, Micro Express Ltd. (“Micro”), signed a joint venture contract (the “Agreement”) with Sichuan Province Mining Ltd. (“SPM”) for the establishment of Jihai Lithium Ltd. (the JV Company) and the development of the Jiajika lithium deposit. Pursuant to the Agreement, the project will be developed in two (2) stages with initial processing capacity of 240,000 tonnes of spodumene ore per year (“t/a”) and an increase to 900,000 t/a in stage II. The Agreement is attached as an exhibit to this form. Please see the Agreement for more details.

Under the Agreement, the JV Company shall be a limited liability company, for the purposes of the laws and regulations of China. The liabilities of the JV Company shall be limited to its total assets. The liabilities of each Party shall be limited to its respective contribution to the registered capital of the JV Company. The profits generated by the JV Company shall be distributed in accordance with the Interest of each Party.

Micro’s Interest will be Seventy Five Percent (75%), with its contribution to the registered capital of the JV Company being the equivalent of Forty-two Million Yuan (RMB 42,000,000), approximately $5,084,746 US.

SPM’s Interest will be Twenty Five Percent (25%), with its contribution to the registered capital of the JV Company being Fourteen Million Yuan (RMB 14,000,000), approximately $1,694,915 US. SPM shall also contribute to the joint venture in the form of all prior work done, all technical data and information in relation to the Business, and all existing permits, licenses and approvals. The total deemed value of the SPM Contribution is Twenty One Million Yuan (RMB21,000,000), approximately $2,542,373 US.

Pursuant to the Agreement, additional construction funds required for the operation of the business in excess of the registered capital contributions agreed to in the Agreement will be financed by Micro as a debt of the JV Company.

Under the Agreement, the parties agree to contribute to the registered capital of the JV Company in the following manner:

Time Frame	Micro’s contribution
April 15th 2005	5 million Yuan, approximately $605,327 US
July 31, 2005	10 million Yuan, approximately $1,210,654 US
After completion of Stage I construction	7 million Yuan, approximately $847,458US
2 years from the date of the issuance of the business license to Jihai Lithium Ltd.	20 million Yuan, approximately $ 2,421,308 US

Time Frame	SPM’s contribution
Within three months of the issuance of the business license of Jihai Lithium Ltd. or by September 28, 2006, whichever comes first.	13,980,000 Yuan (1), approximately $1,692,494 US
Contribution of all available geological reports	20,000 Yuan, approximately $2,421 US

(1)	4,190,000 Yuan, approximately $507,264 US, of the Permit Transfer Payment has already been paid by SPM.

Micro shall ensure the JV Company shall have sufficient funds in place for the operation of the Business and the JV Company including Stage I and Stage II. Micro’s contribution may include all expenses it has incurred for the purpose of the Agreement and for the incorporation of the JV Company, including any funds advanced or expended for the purposes specified in section 2.3 of the Agreement. The early contributions of Micro shall be determined by the independent appraisal report recognized by both parties.

Until the JV Company has its own bank account after obtaining business license, Micro shall put its contributions into an account monitored by both parties.

Under the Agreement, SPM will transfer the mining permit to the JV Company within three months of the issuance of the business license of the JV Company. If there are delays in the approval of authorities, the transferring time can be extended. SPM shall guarantee the resource requirements for the operation with a capacity of 900,000 tons per year.

The Agreement states that the date for contribution to the registered capital by the parties may be reasonably extended should there be any delay in the approval process or any occurrence of event beyond the control of the parties that is subject to necessary approval by the Ministry of Commerce.

The Agreement further provides for SPM to alter its scheduled contributions for but states that the difference in amounts paid shall result in the corresponding adjustment to the Interest of SPM in the Company.

Under the Agreement, either party, subject only to any restrictions imposed by Chinese law and the provisions of the Agreement, may transfer any or all of its interests under the Agreement to the other party or to a third party following the completion of its capital contributions.

Jihai Lithium Ltd. will be located in Sichuan, China, and will develop lithium and other mineral deposits, extract and process commercially valuable mineral products, using internationally advanced technologies. The principal business of Jihai Lithium Ltd. shall be the extraction, processing, manufacturing, marketing and sales of commercially valuable mineral products including spodumene, tantalum, niobium, and beryllium concentrate, and such other related products.

The Agreement was approved by the Board of Directors of the Company on March 20, 2005 and signed on April 5, 2005.

Section 9 – Financial Statements and Exhibits

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description

10.1	Joint Venture Contract

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STERLING GROUP VENTURES, INC.

/s/ Richard Shao
Richard Shao
President

April 8, 2005